Exhibit 99.5

TRANSACTIONS

Except as otherwise disclosed in this Schedule 13D, the following table sets forth all transactions with respect to securities of the Issuer effected in the last 60 days by the Reporting Persons or on behalf of the Reporting Persons in respect of securities of the Issuer. All such transactions were purchases of securities of the Issuer effected in the open market, and the table includes commissions paid in per share prices.

Fund	Trade Date	Buy/(Sell)	Shares	Unit Cost	Security
FPA Global Opportunity Fund	5/3/2016	Buy	41,587	$10.04	Common Stock
FPA Select Fund	5/3/2016	Buy	3,540	$10.04	Common Stock
FPA Select Drawdown Fund, L.P.	5/3/2016	Buy	53,620	$10.04	Common Stock
FPA Value Partners Fund	5/3/2016	Buy	5,440	$10.04	Common Stock
FPA Value Partners Fund	5/3/2016	Buy	28,180	$0.59	Warrants (1)
FPA Global Opportunity Fund	5/4/2016	Buy	578,840	$10.03	Common Stock
FPA Global Opportunity Fund	5/4/2016	Buy	270	$10.04	Common Stock
FPA Select Fund	5/4/2016	Buy	75,100	$10.03	Common Stock
FPA Select Fund	5/4/2016	Buy	30	$10.04	Common Stock
FPA Select Drawdown Fund, L.P.	5/4/2016	Buy	1,121,610	$10.03	Common Stock
FPA Select Drawdown Fund, L.P.	5/4/2016	Buy	530	$10.04	Common Stock
FPA Value Partners Fund	5/4/2016	Buy	115,310	$10.03	Common Stock
FPA Value Partners Fund	5/4/2016	Buy	50	$10.04	Common Stock
FPA Value Partners Fund	5/4/2016	Buy	20,013	$0.61	Warrants (1)
FPA Value Partners Fund	5/4/2016	Buy	36,195	$0.60	Warrants (1)
FPA Value Partners Fund	5/6/2016	Buy	5,000	$0.60	Warrants (1)
FPA Global Opportunity Fund	5/11/2016	Buy	49,730	$9.98	Common Stock
FPA Select Fund	5/11/2016	Buy	2,810	$9.98	Common Stock
FPA Select Drawdown Fund, L.P.	5/11/2016	Buy	41,940	$9.98	Common Stock
FPA Value Partners Fund	5/11/2016	Buy	4,320	$9.98	Common Stock

(1)	Represents shares of common stock underlying warrants as described in Item 5 of this Schedule 13D